Exhibit 8.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202 TEL 214 · 468 · 3300 FAX 214 · 468 · 3599 www.hunton.com
August 14, 2017

Guaranty Bankshares, Ltd.

302 Third Avenue Southeast

Cedar Rapids, Iowa 52401

Re:	Federal Income Tax Opinion Issued to Guaranty Bankshares, Inc. in
Connection with the Asset Sale to QCR Holdings, Inc. and the Dissolution
of Guaranty Bankshares, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Guaranty Bankshares, Ltd., an Iowa corporation (“Guaranty”), in connection with sale by Guaranty of substantially all of its assets to QCR Holdings, Inc., a Delaware corporation (“QCR”) pursuant to that certain Purchase and Assumption Agreement dated as of June 8, 2017, by and between Guaranty and QCR (the “Purchase and Assumption Agreement”) as described in more detail in the Proxy Statement/Prospectus of QCR and Guaranty contained in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2017, as amended (the “Registration Statement”). You have asked us to render an opinion in connection with the filing of the Registration Statement with the Commission. Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Purchase and Assumption Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

A.	Documents Reviewed

In connection with the opinion rendered below, we have reviewed and relied upon the following documents:

1.	the Purchase and Assumption Agreement;

2.	the Registration Statement;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON www.hunton.com

Guaranty Bankshares, Ltd.

August 14, 2017

3.	the Certificates of QCR and Guaranty, delivered to us on or about July 25, 2017, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

B.	Representations

In connection with the opinion rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.	Assumptions

In connection with the opinion rendered below, we have assumed that:

1.	all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.	the sale by Guaranty of substantially all of its assets to QCR (the “Asset Sale”) and the subsequent dissolution of Guaranty (the “Dissolution”) and the other transactions specified in the Purchase and Assumption Agreement will be consummated as contemplated in the Purchase and Assumption Agreement, without waiver of any material provision thereof;

3.	the description of the facts relating to the Asset Sale and the Dissolution as set forth in the Registration Statement are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all material respects as of the Effective Time of the Asset Sale and as of the date of any distributions by Guaranty to its shareholders pursuant to the Dissolution;

4.	the description of the facts relating to the Asset Sale and the Dissolution will be reported by QCR and Guaranty on their respective income tax returns in a manner consistent with the opinion set forth below;

Guaranty Bankshares, Ltd.

August 14, 2017

5.	Guaranty is currently a valid S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the “Code”) for United States federal income tax purposes and will be a valid S corporation at the Effective Time of the Asset Sale and as of any date that property is distributed by Guaranty pursuant to the Dissolution;

6.	each Guaranty shareholder is currently and will be at the Effective Time of the Asset Sale and as of any date that property is distributed by Guaranty pursuant to the Dissolution an eligible shareholder in an S corporation;

7.	Guaranty Bank & Trust Company, an Iowa state chartered bank located in Cedar Rapids, Iowa and a wholly owned subsidiary of Guaranty (the “Bank”) and each other Guaranty subsidiary is currently a valid “qualified subchapter S subsidiary” of Guaranty within the meaning of Section 1361(b)(1)(B) of the Code (a “QSub”) for United States federal income tax purposes and will be a valid QSub of Guaranty at the Effective Time of the Asset Sale;

8.	Guaranty, the Bank and any other subsidiary of Guaranty are not currently subject to any potential United States federal income tax under Section 1374 of the Code with respect to a taxable sale (including a deemed taxable sale as a result of the sale) of the assets of the Bank or of any other Guaranty subsidiary and will not be subject to any United States federal income tax under Section 1374 of the Code at the Effective Time of the Asset Sale;

9.	Guaranty complied with all applicable requirements in the Code and the Treasury Regulations promulgated thereunder (the “Regulations”) when it became an S corporation commencing January 1, 1999 (including, but not limited to, all requirements under Sections 1362, 1363 and 1375 of the Code) and no action (or inaction) arising from such applicable requirements resulted in the termination of Guaranty’s S corporation status;

10.	If the Dissolution is approved, any distributions made in connection with such Dissolution will be part of Guaranty’s complete liquidation in accordance with Section 331 of the Code; and

11.	the Certificates are true and accurate in all material respects as of the Effective Time of the Asset Sale and as of the date of any distributions by Guaranty to its shareholders pursuant to the Dissolution.

D.	Opinion

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Asset Sale and at the effective date of any distributions pursuant to the Dissolution and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement the

Guaranty Bankshares, Ltd.

August 14, 2017

discussion in the section of the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND THE DISSOLUTION” constitutes our opinion under current law of the material United States federal income tax consequences of the Asset Sale and the Dissolution to shareholders of Guaranty.

E.	Limitations

1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Regulations, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2. The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Purchase and Assumption Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by Guaranty or QCR) could adversely affect the opinions stated herein.

3. No opinion is expressed as to any federal income tax consequence of the Asset Sale, the Dissolution or the other transactions contemplated by the Purchase and Assumption Agreement or described in the Registration Statement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Asset Sale, the Dissolution, or the other transactions contemplated by the Purchase and Assumption Agreement or described in the Registration Statement.

Guaranty Bankshares, Ltd.

August 14, 2017

4. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Hunton & Williams LLP under the captions “Material United States Federal Income Tax Consequences of the Sale and the Dissolution” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunton & Williams LLP